CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Cheryl C. Carter or Richard D. Sieradzki to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Synalloy Corporation. The authority of Cheryl C. Carter or Richard D. Sieradzki under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of Synalloy Corporation, unless earlier revoked in writing. The undersigned acknowledges that Cheryl C. Carter or Richard D. Sieradzki is not assuming, nor is Synalloy Corporation assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

/s/ Jimmie D. Lee

Dated: August 21, 2012